                                                                                    Exhibit 99.2

                                       FOR IMMEDIATE RELEASE
                                                                     January 24, 2006

DANIEL A. CARP ELECTED TO NORFOLK SOUTHERN BOARD

NORFOLK, VA - Daniel A. Carp, former chairman and chief executive officer of Eastman Kodak Company, has been elected a director of Norfolk Southern Corporation (NYSE: NSC), Chairman David R. Goode announced today.

Carp, who retired from Eastman Kodak earlier this month, joined that company in 1970 as a statistical analyst and rose through the ranks to become executive vice president and assistant chief operating officer in 1995 and president and chief executive officer in 2000, adding the title of chairman in December 2000.

A business administration graduate of Ohio University with an MBA from Rochester Institute of Technology and an MS in Management from Massachusetts Institute of Technology, Carp is also a director of Texas Instruments Incorporated (NYSE: TXN).

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

# # #

For further information contact:
     (Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)
     (Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)